CHINANET LETTER TO WARRANT HOLDERS:
THANK YOU FOR SUPPORTING OUR COMPANY’S GROWTH
AND
VISION FOR THE FUTURE

December 7, 2011

To ChinaNet Series A-1 and Series A-2 Warrant Holders:

We are writing this letter to thank you for your support of our company over the past two years. We believe that ChinaNet is a company transformed for the better. We have moved from a simple internet advertising company into a true internet-based services and technology company. We have a growing client base and are offering upgraded services. Our recent launch of Expand2China website, which assists businesses based outside China in accessing the Chinese market, is an example of our ambition, will and execution to make our company stronger and larger. ChinaNet is now truly a B2B (business to business) internet technology company focusing on providing O2O (online to offline) sales channel expansion services for small and medium-sized enterprises (SMEs), including franchise, and entrepreneurial management and networking services for entrepreneurs in China. With the Chinese SME market, the world’s largest, at our front door, and our early entry advantage in servicing this sector, we believe that our company has an opportunity to prove itself the most unique, exciting and profitable company in its space. Despite the recent market downturn with respect to China-based SMEs, we are still very confident about the future of our company and the opportunity that it will capitalize on the eventual market return. As a result, in order to get the company most prepared for this, both internally and externally, we have taken recent actions to acquire new clients and technologies and recruit new talent into the company while expanding our regional influence within China and outside China.

In connection with our strategy of preparing for the future, we recently launched our pending tender offer for our Series A-1 and Series A-2 warrants with the objective of reducing the number of shares of our common stock that would become outstanding upon the exercise of the Warrants. The offer is a cashless, stock-for-warrant exchange on the terms and conditions set forth in the offer. Warrant holders may tender all their Series A-1 warrants (on the basis of one share of common stock for every 20 shares into which an A-1 warrant is exercisable) and/or all their Series A-2 warrants (on the basis of one share of common stock for every 10 shares into which an A-2 warrant is exercisable). A partial exchange by any holder of any one series is not permitted; however, an exchange of all warrants held in any one series, while retaining the warrants in the other series, is permitted. We believe that, by allowing warrant holders to exchange their warrants for shares of our common stock as provided in the offer, we can provide investors and potential investors with greater certainty, clarity and simplicity with respect to our capital structure. We view the reduction of the common stock overhang created by the warrants as favorable for the evolution and development of our company’s profile in the U.S. capital markets to which we remain dedicated.

We selected the exchange ratios in the offer to provide warrant holders an incentive to exchange the warrants and our board of directors has approved the offer; however, warrant holders must make their own investment decision as whether to participate in the offer. None of ChinaNet, its directors, officers or employees makes any recommendation as to whether warrant holders should tender any warrants. Since the offer is not mandatory, if they choose not to participate in the offer, warrant holders may continue to own their A-1 or A-2 warrants on a going-forward basis with the same rights and without any penalty. The offer expires on December 30, 2011, at 5:00 p.m., Eastern time.

We have filed with the U.S. Securities and Exchange Commission a Tender Offer Statement on Schedule TO relating to the offer and have distributed the related tender offer documents to the warrant holders. This communication does not contain all the information contained in the Schedule TO and the exhibits to the Schedule TO. ChinaNet recommends that warrant holders review the Schedule TO, including exhibits, and the Company’s other materials that have been filed with the Securities and Exchange Commission before making a decision on whether to accept the offer. If you have any questions, need assistance or require additional copies of documentation relating to the offer, you may also contact yasminewei@chinanet-online.com.

We thank you once again for being stakeholders in ChinaNet, and very much look forward to your continued support in the future growth and development of our company.

Very truly yours,
CHINANET ONLINE HOLDINGS, INC.

Safe Harbor Statement

This letter contains certain “forward-looking statements” relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.